Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors Spectrum

Brands, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-162057) on Form S-3 and (No. 333-162505) on Form S-8, of Spectrum Brands, Inc. of our report dated December 29, 2009, with respect to the consolidated statements of financial position of Spectrum Brands, Inc. and subsidiaries (the Company) as of September 30, 2009 (Successor Company) and September 30, 2008 (Predecessor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows, for the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009, and the years ended September 30, 2008 and 2007 (Predecessor Company), and the related financial statement schedule, which report appears in the annual report on Form 10-K of Spectrum Brands, Inc.

Our report refers to explanatory paragraphs that describe the Company’s adoption of the provisions of ASC Topic 852, “Reorganization” formerly American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” in 2009, and to a change in the method of accounting for defined benefit pension and other post retirement benefits in conformity with ASC 715, “Compensation – Retirement Benefits” formerly FAS 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans” in 2007, and the adoption of the measurement date provision of ASC 715 in 2009.

/s/ KPMG LLP

Atlanta, Georgia
December 29, 2009